   As filed with the Securities and Exchange Commission on December 20, 1999



                                            REGISTRATION STATEMENT NO. 333-89341

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         AVANT IMMUNOTHERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                           13-3191702
           (State or other jurisdiction                              (I.R.S. Employer
        of incorporation or organization)                          Identification No.)

                               119 FOURTH AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 433-0771
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                            ------------------------

           UNA S. RYAN, PH.D., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AVANT IMMUNOTHERAPEUTICS, INC.
                               119 FOURTH AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 433-0771
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    Copy to:

                             STUART M. CABLE, P.C.
                            ETTORE A. SANTUCCI, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881
                                 (617) 570-1000
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION. DATED DECEMBER 20, 1999.


PROSPECTUS

                        5,459,375 SHARES OF COMMON STOCK

                         AVANT IMMUNOTHERAPEUTICS, INC.

                                ---------------


    The selling stockholders named on page 12 are selling 5,459,375 shares of our common stock. Our common stock is listed on the Nasdaq National Market System under the symbol "AVAN." On December 17, 1999, our common stock closed at a price of $1.75 per share.



    SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

               The date of this prospectus is December   , 1999.

                               TABLE OF CONTENTS



PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      2
  Our therapeutic products are in various stages of product
    development and there are many uncertainties relating to
    clinical trials and regulatory approvals that may hinder
    each product's eventual development.....................      2
  Our history of losses and uncertainty of our future
    profitability makes the common stock a highly
    speculative investment..................................      3
  We will continue to need substantial additional funds
    which we will likely try to raise through sales of
    capital stock that will dilute our current stockholders,
    if we can raise additional funds at all.................      3
  Our clinical tests may be delayed or cancelled because we
    rely on third parties to plan, conduct, and monitor them
    and to provide supplies for them........................      3
  The licensing, development and commercialization of some
    of our products depends greatly on third-party
    collaborators that may breach their agreements with us
    or otherwise not use their best efforts to promote our
    products................................................      3
  Some of the technology we use in product development that
    is licensed from others presents the risk that the
    licensor will curtail or otherwise limit our usage of
    it......................................................      4
  We lack manufacturing capabilities and we will depend on
    the manufacturing capabilities of others to produce our
    products................................................      4
  Most of our products require governmental approvals for
    commercialization which we do not have and do not expect
    to obtain for several years.............................      4
  In the United States, the Food and Drug Administration
    product approval process is difficult and time consuming
    which may delay the commercialization of our
    products................................................      5
  We may face delays, difficulties or unanticipated costs in establishing the sales and distribution capabilities
    necessary to gain market acceptance for commercially
    ready products..........................................      5
  We have many competitors in our field and our technologies
    may become obsolete.....................................      5
  We are uncertain whether our patents and patent
    applications will suffice to protect our proprietary
    technology..............................................      6
  Changes in health care delivery systems in the United
    States and abroad may delay or prevent our
    profitability...........................................      6
  Our business exposes us to substantial product liability
    claims which may result in large monetary awards and
    negative publicity against us...........................      7
  Our business requires the use and handling of hazardous
    materials...............................................      7
  Many of our product candidates are tested in laboratory
    animals which may be curtailed by social factors and
    regulatory changes......................................      8
  We depend greatly on the intellectual capabilities and
    experience of our key executives and scientists and the
    loss of any of them could affect our ability to develop
    our product candidates..................................      8
  The number of shares available for future sale could
    negatively affect the market price of our common
    stock...................................................      8
  The market price of our stock is highly volatile with the
    result that your investment in us may rapidly lose its
    value...................................................      8
  Year 2000 problems with our computers could lead to system failures or miscalculations that could result in
    disruptions of our normal business operations...........      9

WHERE YOU CAN FIND MORE INFORMATION.........................      9

INCORPORATION OF DOCUMENTS BY REFERENCE.....................      9

FORWARD-LOOKING STATEMENTS..................................     10

USE OF PROCEEDS.............................................     10

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS.............     10

SELLING STOCKHOLDERS........................................     12

PLAN OF DISTRIBUTION........................................     13

EXPERTS.....................................................     14

LEGAL MATTERS...............................................     14

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.


                            ------------------------

                      ABOUT AVANT IMMUNOTHERAPEUTICS, INC.


    We engage in discovering, developing and commercializing, E.G. manufacturing, marketing and selling, products that harness the human body's immune system to prevent and treat disease.



    Additional information regarding Avant, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 9.


                                  THE OFFERING


    This prospectus is for up to 5,459,375 shares of common stock offered for sale by the selling stockholders. The selling stockholders purchased these shares in a private placement on September 22, 1999. Registering the common stock covered by this prospectus fulfills our contractual obligations to do so. However, it does not necessarily mean that the selling stockholders will sell any of the common stock.



    We must pay the registration expenses of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of the common stock.

                                  RISK FACTORS



    YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THIS SECTION INCLUDES SOME FORWARD-LOOKING STATEMENTS.



OUR COMMERCIAL SUCCESS REQUIRES THE DEVELOPMENT OF OUR THERAPEUTIC PRODUCTS THAT ARE IN VARIOUS STAGES OF TESTING AND THERE ARE MANY TESTING RELATED UNCERTAINTIES THAT MAY HINDER EACH PRODUCT'S EVENTUAL DEVELOPMENT



WE HAVE NO COMMERCIAL REVENUES TO DATE FROM SALES OF OUR PRODUCTS AND CANNOT
  PREDICT IF WE WILL



    All of our products are in various stages of research and development. Before we can commercialize them, they must pass several tests relating to their safety and effectiveness. Moreover, we must obtain regulatory approvals and develop successful manufacturing processes for each product. Any difficulty or delay in commercializing our products will likely delay future revenues.



OUR PRODUCTS MAY NOT BE AS SAFE OR EFFECTIVE AS OUR TESTING INDICATES



    We perform a preliminary set of tests on our products when they are at an early stage of development. These preliminary tests, called preclinical tests, provide information about a product's safety and effectiveness under laboratory conditions, usually in laboratory animals. We perform another set of tests on our products when they are in a more advanced stage of development. These advanced tests, called clinical tests, provide information about a product's safety and effectiveness when given to humans under appropriate medical and regulatory supervision. A product's safety and effectiveness in preliminary tests does not necessarily indicate its safety and effectiveness in more advanced tests. Moreover, we may not discover all potential problems with a product even after completing our testing on it. Some of our products and technologies have undergone only preclinical testing. As a result, we do not know whether they are safe or effective for humans. Also, regulatory authorities may decide, contrary to our findings, that a product is unsafe or not as effective in actual use as its test results indicated. This could prevent its widespread use, require its withdrawal from the market or expose us to liability.



CLINICAL TESTS ARE CRITICAL TO THE SUCCESS OF OUR PRODUCTS BUT ARE SUBJECT TO UNFORESEEN AND UNCONTROLLABLE DELAY, INCLUDING DELAY IN THE ENROLLMENT OF PATIENTS



    Our ability to complete clinical testing according to schedule depends on several factors, including how quickly we enroll patients for the tests. Many factors affect patient enrollment, including:


    - the size of the patient population


    - the nature of the clinical test


    - the proximity of patients to clinical sites

    - the eligibility criteria for the trial


    If we cannot enroll patients as planned, our costs may increase or we may delay or terminate testing for a product.

OUR HISTORY OF LOSSES AND UNCERTAINTY OF OUR FUTURE PROFITABILITY MAKES THE COMMON STOCK A HIGHLY SPECULATIVE INVESTMENT


    We have accumulated net operating losses since inception of approximately $129.7 million, as of September 30, 1999. We expect to spend substantial funds to continue research and product testing and to establish sales, marketing, quality control, and regulatory and administrative capabilities. We may lose money over the next several years as the number of our potential products increases and as we expand our efforts in those areas.



    We cannot predict the size or duration of any future losses. Before we earn any profits, we must complete the development of some or all of our products, obtain necessary regulatory approvals and successfully manufacture and market our products. We are unlikely to make profits in the near future and are uncertain whether we will do so at all or on a continuing basis.



WE WILL CONTINUE TO NEED SUBSTANTIAL ADDITIONAL FUNDS WHICH WE WILL LIKELY TRY TO RAISE THROUGH SALES OF CAPITAL STOCK THAT WILL DILUTE OUR CURRENT STOCKHOLDERS IF WE CAN RAISE ADDITIONAL FUNDS AT ALL



    We may not receive additional funding on reasonable terms or at all. We obtained most of our funding by the sale of capital stock. From our inception through September 30, 1999, we raised approximately $86.7 million, after costs, through the sale of capital stock. Before we commercialize any of our products, we will need to raise more money and anticipate selling additional capital stock to do so. Additional sales of our capital stock will likely dilute our then current stockholders.



    We also obtain funding through research grants and agreements with commercial collaborators. However, these types of fundings are uncertain since they are at the discretion of the organizations and companies that control the funds. As a result, we may not receive any research grants or funds from collaborators. If adequate funding is not available, we may limit our research and development programs. Alternatively, we may borrow money from commercial lenders, likely at high interest rates, which will increase the risk of your investment in us.



OUR CLINICAL TESTS ARE SUBJECT TO DELAY AND CANCELLATION BECAUSE WE RELY ON THIRD PARTIES TO PLAN, CONDUCT, AND MONITOR THEM AND TO PROVIDE SUPPLIES FOR THEM



    We rely on third parties, including Duke University Medical Center, The Chicago Center for Clinical Research and SmithKline Beecham to conduct our clinical tests. If any one of those third parties fails to perform as we expect or if their work fails to meet regulatory standards, our testing could be delayed, cancelled or rendered ineffective. We also depend on third parties to provide us with suitable quantities of materials necessary for clinical tests. If these materials are not available in suitable quantities of appropriate quality in a timely manner, and at a feasible cost, our clinical tests will face significant delays. Delays in our clinical tests will also delay the commercialization of our products.



THE LICENSING, DEVELOPMENT AND COMMERCIALIZATION OF SOME OF OUR PRODUCTS DEPENDS GREATLY ON THIRD-PARTY COLLABORATORS THAT MAY BREACH THEIR AGREEMENTS WITH US OR OTHERWISE NOT USE THEIR BEST EFFORTS TO PROMOTE OUR PRODUCTS



    We have agreements with pharmaceutical and biotechnology companies for the licensing, development and commercialization of products based on technologies and information that we either own or have the right to use. These companies include: Heska Corporation, Innogenetics, Inc., Novartis Pharma AG, Pasteur Merieux Connaught, SmithKline Beecham, and Yamanouchi Pharmaceutical. In some cases, our collaborator assumes substantial responsibility to commercialize a product. These agreements typically provide our collaborator with wide discretion to make decisions about the amount and timing of resources that it devotes to the development and commercialization of a product. We may sign more of these agreements in the future. However, we cannot predict whether our collaborators will continue their development efforts using our technologies or whether their efforts will achieve success. In addition, many of our collaborators face the same kinds of risks and uncertainties in their business that we face. A delay or setback to a collaborator will, at a minimum, delay the commercialization of any affected products, and may ultimately prevent it. If a collaborator fails to successfully develop any one of our products, we will need to find another collaborator to do so. Our search for a new collaborator will depend on our legal right to do so at the time and whether the product remains commercially viable.



    Some of our collaborative agreements are for products that are in the early stages of research and development. Other agreements require us to decide with our collaborators whether it is feasible to develop a particular product using our technologies. In each case, these agreements may terminate without benefit to us if the underlying products are not fully developed. Moreover, once we or the collaborators chose specific products for development, the agreements relating to them may require us to negotiate additional licenses and other agreements on presently uncertain but potentially unfavorable terms. Also, our collaborators may choose to pursue alternative technologies or products that compete with our technologies or products. The collaborative agreements may also require us to meet specified milestones or to invest money and other resources in the development process, neither of which, at the time, is possible or practicable. If we fail to meet our obligations under those agreements, they could terminate. And, if that occurs, we would probably need to enter into relationships with other collaborators and to spend additional time, money, and other valuable resources in the process.



SOME OF THE TECHNOLOGY WE USE IN PRODUCT DEVELOPMENT THAT IS LICENSED FROM THIRD PARTIES PRESENTS THE RISK THAT THE LICENSOR WILL CURTAIL OR OTHERWISE LIMIT OUR USAGE OF IT



    The terms of these licenses may obligate us to exercise diligence, achieve milestones or devote minimum amounts of resources in bringing potential products to market. They may also obligate us to make royalty and milestone payments, including a percentage of any sublicensing income, as well as patent cost reimbursement payments. If we fail to perform our obligations fully, the licensor can terminate the licenses or make them non-exclusive, and we may lose our right to market and sell any products based on the licensed technology. We cannot predict our ability to meet our obligations under these licenses. Furthermore, we may need to obtain licenses to additional technologies for some of our products under development and, if we cannot obtain any required licenses, we may lose our ability to commercialize the products.



WE LACK MANUFACTURING CAPABILITIES AND WE WILL DEPEND ON THE MANUFACTURING CAPABILITIES OF OTHERS TO PRODUCE OUR PRODUCTS



    For successful commercialization, our products will require manufacturing in adequate quantities, in compliance with regulatory requirements, and at a competitive cost. We may not find third parties capable of meeting those manufacturing needs. Moreover, since we would not directly control the manufacturing process, we expect to have a limited ability to monitor the process and detect problems. If third parties cannot meet our manufacturing needs, we will face delay and additional costs while we develop internal manufacturing capabilities.



MOST OF OUR PRODUCTS REQUIRE GOVERNMENTAL APPROVALS FOR COMMERCIALIZATION WHICH WE DO NOT HAVE AND DO NOT EXPECT TO OBTAIN FOR SEVERAL YEARS



    Our products and our research and development and testing programs are extensively regulated by governmental authorities in the United States and other countries. The regulatory process, which includes all phases of testing, is expensive and often takes many years. Data obtained from product tests are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Moreover, during the regulatory process, new or changed drug approval policies may cause unanticipated delays or rejection of our products. We may not obtain necessary regulatory approvals within a reasonable period of time, if at all, or avoid delays or other problems in testing our products. Even if we receive regulatory approval for a product, the approval may require limitations on use, which would restrict the size of the potential market for the product.



    After regulatory approval is obtained, a product and its manufacturer are subject to continuing review and periodic inspections of manufacturing facilities. Subsequent discovery of previously unknown problems with a product or its manufacturing process may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.



IN THE UNITED STATES, THE FOOD AND DRUG ADMINISTRATION PRODUCT APPROVAL PROCESS IS DIFFICULT AND TIME CONSUMING WHICH MAY DELAY THE COMMERCIALIZATION OF OUR PRODUCTS



    Our products require FDA approval of our testing procedures. We must sponsor and file a new drug application for each proposed product. We must also initiate and oversee the clinical tests to demonstrate the safety and effectiveness necessary to obtain FDA approval. The FDA historically takes several years to process license applications. If the FDA determines that an application is incomplete, or that the data submitted fails to answer important issues, approval times may increase significantly. The FDA may ultimately decide that the license application does not satisfy its criteria for approval.



WE MAY FACE DELAYS, DIFFICULTIES OR UNANTICIPATED COSTS IN ESTABLISHING THE SALES AND DISTRIBUTION CAPABILITIES NECESSARY TO GAIN MARKET ACCEPTANCE FOR COMMERCIALLY READY PRODUCTS



    We currently lack sales, distribution and marketing capabilities for our products in development. We are inexperienced in the marketing and distribution of commercial products. To market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and a supporting distribution capability. We may choose or find it necessary to enter into strategic partnerships on uncertain but potentially unfavorable terms to sell, market and distribute our products.



WE HAVE MANY COMPETITORS IN OUR FIELD AND THEY MAY DEVELOP TECHNOLOGIES THAT MAKE OURS OBSOLETE



    Biotechnology, pharmaceuticals and therapeutics are rapidly evolving fields in which scientific and technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and therapeutics companies, universities, and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. Many of our competitors have greater capabilities, experience and financial resources than we do. Competition is intense and is expected to increase as new products enter the market and new technologies become available. Our competitors may:



    - develop technologies and products that are more effective than ours and render ours obsolete or otherwise noncompetitive



    - obtain regulatory approval for products more rapidly or effectively than we can



    - obtain patent protection or other intellectual property rights that would block our ability to develop competitive products

WE RELY ON PATENTS, PATENT APPLICATIONS AND OTHER INTELLECTUAL PROPERTY PROTECTIONS TO PROTECT OUR TECHNOLOGY AND TRADE SECRETS AND WE ARE UNCERTAIN WHETHER THEY ARE SUFFICIENT TO DO SO



    Our success depends in part on our ability, or, for technologies we license from others, our licensor's ability, to obtain and maintain patent protection for technologies that we use. Biotechnology patents involve complex legal, scientific and factual questions and are highly uncertain. To date, there is no consistent policy regarding the breadth of claims allowed in biotechnology patents, particularly in regard to patents for technologies for human uses that we use in our business. We cannot predict whether the patents we seek will issue, or, if issued, are not later challenged or limited in scope, or will afford effective protection against competitors with similar technology. Patents do not offer unlimited protection. A successful challenge to the validity of any one of our patents could result in a third party's ability to use the technology covered by the patent. We also face the risk that others will infringe, avoid or circumvent our patents.



IF WE OR OUR LICENSORS WERE NOT THE FIRST CREATOR OF INVENTIONS, RESTRICTIONS ON OUR ABILITY TO USE THE UNDERLYING PRODUCTS OR TECHNOLOGIES WILL OCCUR



    Patent applications in the United States are maintained in secrecy until patents issue. Patent applications in some other countries generally are not published until more than 18 months after filing. In addition, publication of discoveries in scientific or patent literature often lags behind actual discoveries. If third parties are first to invent products or technologies similar to ours and receive patents, their patents may prevent our use of the similar technologies or the development of the similar products without licenses from the third parties. However, if licenses from third parties are necessary, but are unattainable, a delay in, or the prevention of, the commercialization of our affected products will result.



AS A BUSINESS THAT USES A SUBSTANTIAL AMOUNT OF INTELLECTUAL PROPERTY, WE FACE HEIGHTENED RISK OF INTELLECTUAL PROPERTY LITIGATION



    If we must defend against suits brought against us or prosecute suits against others involving patent or other intellectual property rights, we will incur substantial costs. In addition to any potential liability for significant monetary damages, a decision against us may require us to obtain licenses to patents or other intellectual property rights of others. In the event we must obtain licenses from others, our ability to obtain those licenses on acceptable terms is uncertain. Also, ongoing royalties and other costs associated with licenses may be substantial. In the event we cannot acquire necessary licenses, we would attempt to design around third-party patents, which is expensive and may ultimately be impracticable.



IT IS DIFFICULT TO PROTECT THE CONFIDENTIALITY OF OUR TRADE SECRETS AGAINST
  DISCOVERY BY OUR COMPETITORS



    We seek to protect our proprietary technology in part by confidentiality agreements and, if applicable, inventor's rights agreements with our collaborators, advisors, employees and consultants. If these agreements are breached, our competitors may discover our trade secrets. Moreover, we conduct a significant amount of research through academic advisors and collaborators prohibited from entering into confidentiality or inventor's rights agreements by their academic institutions.



CHANGES IN HEALTH CARE DELIVERY SYSTEMS IN THE UNITED STATES AND ABROAD MAY DELAY OR PREVENT OUR PROFITABILITY



    In the United States and other countries, in most cases, the volume of sales of products like ours depends in large part on the availability of reimbursement from third-party payors. These include national health care agencies, private health insurance plans and health maintenance organizations. Third-party payors increasingly challenge the prices charged for medical products and services. Our success in generating revenues from sales of products may depend on the availability of reimbursement from third-party payors. Accordingly, if we succeed in bringing products to market, there is no means to assure their cost effectiveness, the availability of reimbursement, or, if available, that the level of reimbursement is sufficient to sell the products on a profitable basis. If reimbursement is not available or is insufficient, the level of market acceptance of our products will suffer significantly.



    The health care industry in the United States and in Europe is undergoing fundamental changes as the result of political, economic and regulatory influences. Reforms proposed from time to time include:


    - mandated basic health care benefits

    - controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending

    - creation of large medical services and products purchasing groups

    - fundamental changes to the health care delivery system


    We anticipate ongoing review and assessment of alternative health care delivery systems and methods of payment in the United States and other countries. We cannot predict whether any particular reform initiatives will result or, if adopted, their impact on us. We expect reform proposals will have a negative effect on our ability to market our products at acceptable prices.



OUR BUSINESS EXPOSES US TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS WHICH MAY RESULT IN LARGE MONETARY AWARDS AND NEGATIVE PUBLICITY AGAINST US



    The risk of product liability claims, product recalls and associated negative publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We currently carry liability insurance with only limited coverage, but may choose or find it necessary under our collaborative agreements to increase it in the future. We cannot predict our ability to maintain our current insurance coverage or to purchase greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when we need it. Even if we maintain insurance coverage, our liability for mandatory damages could exceed the amount of coverage and require us to pay a substantial monetary award. A successful product liability claim or a product recall could generate substantial negative publicity about our products and company and inhibit or prevent commercialization of other products.


OUR BUSINESS REQUIRES THE USE AND HANDLING OF HAZARDOUS MATERIALS


    Our research and development activities involve the controlled use of hazardous chemicals, biological materials and radioactive compounds. Federal, state and local laws and regulations govern the use, manufacture, storage, handling, and disposal of hazardous materials and hazardous waste products. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, an injured party will likely sue us for any resulting damages with potentially significant liability. The ongoing cost of complying with environmental laws and regulations is significant and may increase in the future. In addition, in connection with our merger with Virus Research Institute, Inc. in 1998, we assumed the real property lease at Virus Research Institute, Inc.'s former site. We understand that this property has a low level of oil-based and other hazardous material contamination. We believe that the risks posed by this contamination are low, but we cannot predict whether additional hazardous contamination exists at this site, or that changes in applicable law will not require us to clean up the current contamination of the property.

MANY OF OUR PRODUCT CANDIDATES ARE TESTED IN LABORATORY ANIMALS, AND SOCIAL FACTORS AND REGULATORY CHANGES MAY CURTAIL THEIR USE IN TESTING



    Our research and development efforts often involve the controlled use of laboratory animals. Opposition to this practice by domestic or foreign activist groups such as People for the Ethical Treatment of Animals may interfere with the use of animal testing. Negative publicity generated by activist groups may harm companies using this practice, including us. In addition, physical force and demonstrations may occur against us or our collaborative partners which could delay the testing of our products. Lobbying efforts by activist groups and other groups and individuals against the use of animals in testing is ongoing, and may result in changes in laws, regulations or accepted clinical procedures that would restrict the use of animals in testing. If any of these changes occur, delays in our product development will likely result until we find other methods for effective testing.



WE DEPEND GREATLY ON THE INTELLECTUAL CAPABILITIES AND EXPERIENCE OF OUR KEY EXECUTIVES AND SCIENTISTS AND THE LOSS OF ANY OF THEM COULD AFFECT OUR ABILITY TO DEVELOP OUR PRODUCT CANDIDATES



    The loss of Dr. Una S. Ryan, our president and chief executive officer, or other key members of our staff could harm us. We have employment agreements with Dr. Ryan and one other senior executive officer. We also depend on our scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for this type of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth.



FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC SECURITIES MARKETS, AND THE PERCEPTION IN THE MARKET THAT THESE SALES MAY OCCUR, COULD LOWER THE TRADING PRICE OF OUR COMMON STOCK.



    In the past several years we sold a substantial amount of our common stock in private placement transactions. The purchasers of this common stock may sell it in the public securities markets over time under registration rights granted to them under the Securities Act of 1933. Additional sales of common stock reserved under our employee benefit and other incentive plans, including stock options, may also occur in the public securities markets.



THE MARKET PRICE OF OUR STOCK IS HIGHLY VOLATILE WITH THE RESULT THAT YOUR INVESTMENT IN US MAY RAPIDLY LOSE ITS VALUE



    Factors that may have a significant negative effect on the market price of our common stock include:



    - announcements of technological innovations or new commercial products by us or our competitors



    - disclosure of unsuccessful results of clinical testing, regulatory proceedings, or governmental approvals



    - negative developments in patent or other proprietary rights



    - public concern as to the safety of products developed by us

    - general economic and market conditions



    In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many biotechnology companies and which are often unrelated to the operating performance of these companies.



YEAR 2000 PROBLEMS WITH OUR COMPUTERS COULD LEAD TO SYSTEM FAILURES OR MISCALCULATIONS THAT COULD RESULT IN DISRUPTIONS OF OUR NORMAL BUSINESS OPERATIONS



    The Year 2000 issue relates to how computer systems and programs will recognize and process dates after December 31, 1999. Most computer systems and programs that use two digits to specify a year, if not modified prior to the year 2000, will not properly recognize dates. The Year 2000 issue can also affect embedded technology systems and programs on which our business relies.


                      WHERE YOU CAN FIND MORE INFORMATION


    We must comply with the informational requirements of the Securities Exchange Act of 1934 and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including, Avant, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.



                    INCORPORATION OF DOCUMENTS BY REFERENCE



    The Securities and Exchange Commission allows us to incorporate by reference in this prospectus the information that we file with it. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:



    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (as amended on Form10-K/A filed on November 8, 1999)



    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 (as amended on Form 10-Q/A filed on November 8, 1999), and September 30, 1999


    - our Current Report on Form 8-K filed on September 23, 1999

    - the definitive Proxy Statement for our annual meeting of stockholders held May 6, 1999

    - the description of our common stock contained in our registration statement on Form 8-A, filed on September 22, 1986, including all amendments and reports updating that description

    We will furnish without charge to each person to whom this prospectus is delivered, upon request, a copy of any documents incorporated by reference other than exhibits to those documents. Requests should be addressed to: 119 Fourth Avenue, Needham, Massachusetts 02494, Attention: Corporate Secretary (telephone number (781) 433-0771).

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                           FORWARD-LOOKING STATEMENTS


    Some statements incorporated by reference or made under the caption "Risk Factors" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, governmental regulations and their effect on us and competition.


    You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the matters discussed under the caption "Risk Factors."


    We caution you that, while forward looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                USE OF PROCEEDS

    Avant will not receive any proceeds from the sale of the shares by the selling stockholders.

                REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS


    The following is a summary of the material terms and provisions of the securities purchase agreement with the selling stockholders relating to the registration of the common stock covered by this prospectus. It may not contain all the information that is important to you. You can access complete information by referring to the securities purchase agreement.



    Under the securities purchase agreement, we must file a registration statement covering the sale by the selling stockholders of the common stock that they purchased on September 22, 1999. We must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission no later than February 18, 2000 and to keep the registration statement continuously effective until the earlier of:


    - the date on which the selling stockholders no longer hold any of the purchased common stock or

    - September 21, 2001.

    Any common stock sold by the selling stockholders pursuant to this prospectus will not have the benefits of the registration rights provisions of the securities purchase agreement.



    We must pay all expenses of registering the common stock. We will not pay brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. We also agreed to indemnify the selling stockholders and their officers, directors and other affiliated persons and any person who controls any selling stockholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the securities purchase agreement. In addition, the selling stockholders agreed to indemnify us and our directors, officers and any person who controls Avant against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from:


    - written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or


    - breaches or alleged breaches by selling stockholders of any of their representations, warranties, covenants, agreements or obligations under the terms of the securities purchase agreement.

                              SELLING STOCKHOLDERS

    The following table provides the name and number of shares of common stock owned by each selling stockholder as of September 30, 1999, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest.


    Because the selling stockholders may sell all, some or none of the shares, we have assumed that the selling stockholders will sell all of the shares in determining the number and percentage of shares of common stock that each selling stockholder will own upon completion of the offering to which this prospectus relates. The amounts set forth below are based upon information provided by the selling stockholders and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or units from time to time after the date of this prospectus.



                                                                                             Shares of
                                                 Shares of                              Common Stock Owned
                                                Common Stock           Shares of        After the Offering
                                             Beneficially Owned       Common Stock    -----------------------
Selling Stockholder                       as of September 30, 1999   Offered Hereby   Number(1)     Percent
-------------------                       ------------------------   --------------   ----------   ----------
Nomura International plc(2).............          2,604,167             2,604,167             0         0
Kleinwort Benson Holdings, Inc(3).......            520,833               520,833             0         0
Pictet & Cie(4).........................            520,833               520,833             0         0
Lombard Odier & Cie(5)..................          2,151,506               546,875     1,604,631       3.2
International BM Biomedicine Holdings
  AG(6).................................            975,625               390,625       585,000       1.2
Apollo Medical Partners, L.P.(7)........            260,417               260,417             0         0
Brandon Fradd(7)........................             15,625                15,625             0         0
Bank of New Nominees Limited(8).........            150,000               150,000             0       1.3
Curran Capital Partners, L.P.(9)........            768,700               150,000       618,700         0
Clarion Capital Corporation(10).........            100,000               100,000             0         0
Clarion Partners, L.P.(10)..............             39,000                39,000             0         0
Clarion Offshore Fund LTD(10)...........             11,000                11,000             0         0
Catalyst Partners, L.P.(11).............          1,175,000               100,000     1,075,000       2.2
Peter Sears(12).........................             50,000                50,000             0         0


--------------------------

(1) Assumes that all shares hereby offered by the selling stockholders are sold.

(2) The selling stockholder's address is Nomura House, 1 St. Martin's-le-Grand, London ECIA 4NP UK.

(3) The selling stockholder's address is 75 Wall Street, New York, NY 10005,
    USA.

(4) The selling stockholder's address is 29, Blvd. Georges-Favon, Geneva CH-1211, Switzerland.

(5) The selling stockholder's address is 11 Rue de la Corrateria, Geneva CH-1204, Switzerland. Includes warrants to purchase 40,000 shares of common stock.

(6) The selling stockholder's address is Aeschen Platz 7, PO Box 136, Basel CH-4010 Switzerland.


(7) The selling stockholder's address is 68 Jane Street, Suite 2E New York, New York 10014, USA. Mr. Fradd is a managing director of Apollo Medical Partners, L.P. and he may be deemed to beneficially own the 260,417 shares of common stock held by Apollo Medical Partners, L.P.


(8) The selling stockholder's address is 30 Cannon Street London EC4M 6XH, UK.

(9) The selling stockholder's address is 237 Park Avenue, 9th Floor, New York, New York 10017, USA.


(10) The selling stockholder's address is 1801 East 9th Street, Suite 1120, Cleveland, OH 44104, USA.


(11) The selling stockholder's address is 350 Park Avenue, New York, New York 10022, USA.

(12) The selling stockholder's address is 8 Paul Road, St. David, PA 19087, USA. Mr. Sears has been a director of Avant since May, 1999.

                              PLAN OF DISTRIBUTION


    This prospectus relates to the possible sale from time to time of up to an aggregate of 5,459,375 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. We are registering the shares due to our contractual obligation to do so under the registration rights provisions of the securities purchase agreement, but the registration of the shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.



    The distribution of the shares may be in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents.


    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of shares is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

    - identify any underwriter, dealer or agent

    - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents

    - identify the amounts underwritten

    - identify the nature of the underwriter's obligation to take the shares

    - provide any other required information


    Selling stockholders may sell the shares by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, any broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares as principal, and may be made any of the methods described below. Sales may be made on the Nasdaq National Market System or other exchanges on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.


    The shares may also be sold in one or more of the following transactions:


    - block transactions in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction



    - purchases by any broker-dealer as principal and resale by any broker-dealer for its own account under any supplement to this prospectus


    - a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq National Market or other stock exchange rules

    - ordinary brokerage transactions and transactions in which any broker-dealer solicits purchasers



    - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares


    - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers


    Broker-dealers engaged by the selling stockholders to carry out sales may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.



    In states where necessary to comply with applicable state securities laws, the shares will be sold, only through registered or licensed brokers or dealers. In addition, the shares may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and is complied with.


    All expenses relating to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us.

                                    EXPERTS


    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS


    The validity of the common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED HEREIN BY REFERENCE OR CONTAINED IN A PROSPECTUS SUPPLEMENT. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR INCORPORATED HEREIN BY REFERENCE, OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS


                                5,459,375 SHARES

                                     AVANT
                              IMMUNOTHERAPEUTICS,
                                      INC.

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               DECEMBER   , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

    The following are the estimated expenses of the distribution of the shares registered hereunder on Form S-3:

Registration Fee--Securities and Exchange Commission........  $ 2,944.35
Accountants Fees and Expenses...............................    2,500
Blue Sky Fees and Expenses..................................    1,500
Legal Fees and Expenses.....................................   15,000
Printing Expenses...........................................    5,000
Miscellaneous...............................................    1,500
                                                              ----------
    Total...................................................  $28,444.35
                                                              ==========

------------------------

(1) The amounts set forth above, except for the SEC Registration Fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which enables a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under to Section 145 or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in the company's Amended and Restated Bylaws (the "Bylaws").

    The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The Bylaws of the company provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Companies. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors and officers of the company pursuant to the foregoing provision or otherwise, the company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is therefore, unenforceable.

    The Company currently carries a directors' and officers' liability insurance policy which provides for payment of expenses of the company's directors and officers in connection with threatened, pending or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Bylaws and the DGCL.

ITEM 16. EXHIBITS.


       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
         *5.1           Opinion of Goodwin, Procter & Hoar LLP

         23.1           Consent of PricewaterhouseCoopers LLP

        *23.2           Consent of Goodwin, Procter & Hoar LLP (included in
                        Exhibit 5.1)

        *24.1           Power of Attorney (included on signature pages)

        *99.1           Securities Purchase Agreement dated as of September 17,
                        1999, between the Company and the Selling Stockholders


------------------------


*   previously filed


ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the
                 Securities Act;


            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts, on December 20, 1999.



                                                       AVANT IMMUNOTHERAPEUTICS, INC.

                                                       BY:  /s/ UNA S. RYAN, PH.D.
                                                            -----------------------------------------
                                                            Una S. Ryan, Ph.D.
                                                            President, Chief Executive Officer and
                                                            Director



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                              TITLE                         DATE
             ---------                              -----                         ----
/s/ UNA S. RYAN, PH.D.               President, Chief Executive Officer
----------------------------------     and Director (Principal Executive    December 20, 1999
Una S. Ryan, Ph.D.                     Officer)

                *                    Chairman
----------------------------------                                          December 20, 1999
J. Barrie Ward, Ph.D.

                *                    Chief Financial Officer (Principal
----------------------------------     Financial Officer and Principal      December 20, 1999
Lisa McGillis                          Accounting Officer)

                *                    Director
----------------------------------                                          December 20, 1999
Harry H. Penner, Jr.

                *                    Director
----------------------------------                                          December 20, 1999
Peter Sears, Esq.

                *                    Director
----------------------------------                                          December 20, 1999
Thomas R. Ostermueller

                *                    Director
----------------------------------                                          December 20, 1999
John L. Littlechild

                *                    Director
----------------------------------                                          December 20, 1999
Frederick W. Kyle

*By: /s/ Una S. Ryan, Ph.D.
----------------------------------
Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                            Description
-------                           -----------
 23.1     --  Consent of PricewaterhouseCoopers LLP